Pipeline Disruption and Severe Weather Cause Production Curtailments

DENVER, Dec. 10, 2013 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today announced that the company experienced production curtailments in the Permian Basin primarily caused by the shut-in and repair of a third party natural gas liquids pipeline and the extremely cold winter weather experienced in late November and early December. Efforts to restore the majority of curtailed production have been successful.

To date, curtailments related to the pipeline repair, facilities freezing, oil and water hauling challenges along with other operational issues total approximately 1.8-2.0 Bcfe. As a consequence, production for the fourth quarter is now expected to be below the company's forecast of 714-734 MMcfe/d.

Chairman and CEO, Tom Jorden commented, "We were hit by multiple events that were both unforeseen and out of our control, and our staff responded with grit and determination. I want to express gratitude and admiration to our operations personnel for their efforts to minimize these disruptions."

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

CONTACT : Cimarex Energy Co., Karen Acierno, 303-285-4957, Mark Burford, 303.295.3995, www.cimarex.com